Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

      This Employment Agreement (the "Agreement") is entered into as of September 1, 2005 by and between Lee Kasper (the "Executive") and NuTech Digital, Inc., a California corporation (the "Company").

      WHEREAS, the Company believes that Executive's service, experience, and knowledge are valuable to the Company in connection with its business; and

      WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Chief Executive Officer and President of the Company.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

      1. Employment. The Company hereby employs Executive as its Chief Executive Officer and President and Executive accepts such employment upon the terms and conditions hereinafter set forth.

      2. Term of Employment.

         (a) Term. Subject to the provisions of Section 6, the term of Executive's employment pursuant to this Agreement shall commence on and as of the date hereof and shall terminate on July 31, 2012 (the "Term").

         (b) Automatic Renewal. Subject to the provisions of Section 6, this Agreement will be automatically renewed for successive periods of one year (each a "Renewal Period") after the expiration of the Term, unless either party gives notice to the other, at least 180 days prior to the expiration of any Renewal Period, that the party desires to terminate this Agreement.

      3. Duties; Extent of Service. During Executive's employment under this Agreement, Executive (i) shall serve as an employee of the Company with the titles and positions of Chief Executive Officer and President, reporting to the Board of Directors of the Company, shall have such executive responsibilities as the Board of Directors of the Company shall from time to time designate, provided that, in all cases Executive shall be subject to the oversight and supervision of the Board of Directors of the Company in the performance of his duties, and (ii) shall render all services reasonably incident to the foregoing. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive's best efforts in, and shall devote Executive's full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Executive's duties and responsibilities hereunder.

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      4. Salary, Bonus and Stock Option.

         (a) Salary. During Executive's employment under this Agreement, the Company shall pay Executive a salary at the rate of $600,000 per annum (the "Base Salary"). The Base Salary shall be subject to withholding under applicable law, shall be prorated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company's usual practice for its executive officers as in effect from time to time.

         (b) Bonus. Executive shall receive a performance bonus if the financial targets set established by the Board of Directors are satisfied (the "Performance Bonus"). Executive and the Board shall meet no later than 90 days from the start of each of the Company's fiscal years to establish performance standards and goals to be met by Executive, which standards and goals shall be based upon earnings, cash flows, and other objectives that are mutually agreed to by Executive and the Board. These financial targets or performance goals shall be set forth in a memorandum from the Board of Directors to Executive. During the Term and each Renewal Period, the Company shall pay to Executive, no later than 30 days after the completion of each fiscal year, a bonus that shall be computed as follows:

             (i) for each year in which the Company's net profits (which for this Agreement shall be defined as net profits before taxes) are equal to the performance standards and goals, Executive shall receive as a Performance Bonus 50% of the Base Salary, as set forth in Section 4(a) of this Agreement;

             (ii) for each year in which the Company's net profits are equal to 105% of the performance standards and goals, Executive shall receive as a Performance Bonus 75% of the Base Salary, as set forth in Section 4(a) of this Agreement; and

             (iii) for each year in which the Company's net profits are equal to 115% of the performance standards and goals, Executive shall receive as a Performance Bonus 100% of the Base Salary, as set forth in Section 4(a) of this Agreement.

         Nothing in this section shall prevent Executive and the Company from mutually agreeing to an alternative computation of the Performance Bonus, which may be implemented and paid to Executive in place of the Performance Bonus described herein.

         (c) Stock Options. As an incentive to enter into this Agreement and perform the services required under it, Executive shall receive an option to purchase 6,000,000 shares of the Company's common stock, no par value, at a price of $0.121 per share. The option shall have a term of five years. Executive shall also receive an option to purchase 2,000,000 shares of the Company's common stock, which grant shall be tied to performance. The terms of the options shall be memorialized in a separate agreement.

      5. Benefits.
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         (a) Regular Benefits. During Executive's employment under this
Agreement, Executive shall be entitled to participate in any and all medical, pension, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits as in effect from time to time for executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

         (b) Vacation. During Executive's employment under this Agreement, Executive shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time, but in any event not less than four weeks per calendar year.

         (c) Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive's employment hereunder to the extent in compliance with the Company's business expense reimbursement policies in effect from time to time and upon presentation by Executive of such documentation and records as the Company shall from time to time require.

         (d) Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

      6. Termination and Termination Benefits. Notwithstanding the provisions of
Section 2, Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

         (a) Termination by the Company for Cause. Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Company other than for accrued but unpaid Base Salary through the date of termination effective immediately upon written notice to Executive. "Cause" shall mean the following:

               (i) the conviction of Executive of any act of embezzlement, raud, larceny or theft on or from the Company or an affiliate of the Company;

               (ii) the conviction of Executive for a felony or any misdemeanor, which misdemeanor involves moral turpitude, deceit, dishonesty or fraud;


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               (iii) any material misconduct or violation of the Company's policies, in either case, which continues for a period of 90 days after written notice given to Executive; or

               (iv) a material breach by Executive of any of the covenants, terms or provisions of this Agreement or any agreement between the Company and Executive regarding confidentiality or assignment of inventions.

         (b) Termination by Executive. Executive's employment under this Agreement may be terminated by Executive by written notice to the Board of Directors at least 180 days prior to such termination.

         (c) Termination by the Company Without Cause or upon Death or Disability. Subject to the payment of Termination Benefits pursuant to Section 6(d), Executive's employment under this Agreement may be terminated without Cause by the Company upon 90 days written notice to Executive or upon Executive's death or disability. As used herein, the term "disability" shall mean the inability of Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company for a period of 180 days.

         (d) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Executive's employment with the Company pursuant to Section 6(c) above during the Term or any Renewal Period, the Company shall pay to Executive in a lump sum (a) the Base Salary for the remainder of the Term or the Renewal Period, (b) three years' Base Salary, (c) any Performance Bonus to which Executive may be entitled, (d) an amount equal to the average of any discretionary bonus paid to Executive during the three years prior to his termination and (e) the Company shall immediately repay in full, irrespective of the terms of the promissory notes or other agreements evidencing the indebtedness, any loans made by the Executive to the Company or personally guaranteed by the Executive on behalf of the Company (the "Severance Benefits"). In the event of termination of Executive's employment with the Company pursuant to Sections 6(a) or 6(b) above, all obligations of the Company under this Agreement shall immediately terminate other than (i) any obligation of the Company with respect to earned but unpaid Salary and earned benefits contemplated hereby to the extent accrued or vested through the date of termination and (ii) the obligation of the Company to immediately repay in full, irrespective of the terms of the promissory notes or other agreements evidencing the indebtedness, any loans made by the Executive to the Company or personally guaranteed by the Executive on behalf of the Company.


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         The parties hereto agree that the Severance Benefits are to be in full satisfaction, compromise and release of any claims arising out of any termination of Executive's employment pursuant to Section 6(c), and such amounts shall be contingent upon Executive's delivery of a general release of such claims upon termination of employment in a form reasonably satisfactory to the Company, it being understood that no Severance Benefits shall be provided unless and until Executive determines to execute and deliver such release.

         (e) Certain Non-Renewal Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date this Agreement expires in accordance with Section 2(b) above. Notwithstanding the foregoing, if the Company gives notice to Executive that it will not renew this Agreement in accordance with Section 2(b) above, the Company shall pay Severance Benefits to Executive.

         The parties hereto agree that the Severance Benefits are to be in full satisfaction, compromise and release of any claims arising out of any termination of Executive's employment pursuant due to the expiration of this Agreement, and such amounts shall be contingent upon Executive's delivery of a general release of any claims related to such termination in a form reasonably satisfactory to the Company, it being understood that no Severance Benefits shall be provided unless and until Executive determines to execute and deliver such release.

         (f) Notwithstanding termination of this Agreement as provided in this
Section 6 or any other termination of Executive's employment with the Company, Executive's obligations under Section 7 hereof shall survive any termination of Executive's employment with the Company at any time and for any reason.

      7. Non-Solicitation; Confidentiality; Proprietary Rights.

         (a) Nonsolicitation. Executive agrees that he shall not, during the term of this Agreement, and for a period of one year thereafter solicit any employee of the Company to terminate such employee's employment with the Company, or agree to hire any such employee or former employee of the Company (unless at least 12 months have passed since the termination of such employee's employment with the Company).

         (b) Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean information belonging to the Company (for purposes of this Section 7 including all predecessors of the Company) of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas,

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software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive's employment by the Company, as well as other information to which Executive may have access in connection with Executive's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive's duties under Section 7(c).

         (c) Confidentiality. In the course of performing services hereunder on behalf of the Company and its affiliates, Executive has had and from time to time will have access to Confidential Information. Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive's employment will be and remain the sole property of the Company. Upon the termination of Executive's employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive's possession or control, shall be immediately returned to the Company.

         (d) Third Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive's use or disclosure of information or Executive's engagement in any business. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive's work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

         (e) Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive's performance of obligations pursuant to this Section 7(e).

         (f) Inventions. Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive in the course of Executive's employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

         (g) Business Opportunities. Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the Company's general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

         (h) Acknowledgment. Executive acknowledges that the provisions of this
Section 7 are an integral part of Executive's employment arrangements with the Company.

      8. Parties in Interest; Certain Remedies. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company and its direct and indirect subsidiaries and affiliates, and that any breach of the provisions of this Agreement by Executive or any of Executive's affiliates will result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be an inadequate remedy for such breach. Accordingly, subject to Section 9 hereof, Executive agrees that if Executive breaches, or proposes to breach, any portion of this Agreement, the Company or its subsidiaries and affiliates shall be entitled, in addition to any other remedy it may have, to enforce the specific performance of this Agreement by Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

      9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

      10. Assignment; Successors and Assigns, etc. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

      11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving parry. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

      13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at 7900 Gloria Avenue, Van Nuys, California 91406.

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      14. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

      15. Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof.

      16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which taken together shall constitute one and the same document.

      17. Certain Definitions. For purposes of this Agreement, the term "person" means an individual, corporation, limited liability company, partnership, entity, association, trust or any unincorporated organization; a "subsidiary" means any corporation more than 50 percent of whose outstanding voting securities, or any limited liability company, partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an "affiliate" of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

      18. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret any of the rights or obligations under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which the prevailing party may be entitled.



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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                   COMPANY:

                                   NuTech Digital, Inc.


                                   By:
                                      -------------------------------------
                                   Name:
                                   Title:

                                   EXECUTIVE:



                                   Lee Kasper
                                   ----------------------------------------